Exhibit 99.1

Navient Reports Fourth-Quarter and Full-Year 2015 Financial Results

Completes over $900 Million of New Financings during the Fourth Quarter

Repurchases $691 Million of Unsecured Debt during the Fourth Quarter

Approves Additional $700 Million Share Repurchase Authorization in December 2015

Total Delinquency Rates at Lowest Year-Ending Levels for both FFELP and Private Education Loans since 2005

WILMINGTON, Del., Jan. 26, 2016 — Navient (Nasdaq: NAVI) today released fourth-quarter and full-year 2015 financial results that include over $900 million of new financings and $691 million repurchases of unsecured debt during the fourth-quarter 2015. Total delinquency rates are at the lowest levels for both FFELP and private education loans since 2005.

“This quarter’s and full year’s results demonstrate that the foundation of our enterprise value remains intact and strong,” said Jack Remondi, president and CEO. “Even with financial market turmoil, we continued to generate earnings and cash flow in-line with our expectations, allowing us to repurchase or retire over $2.3 billion in unsecured debt, acquire over $3.7 billion in loans, and return $1.2 billion to shareholders through dividends and share repurchases in 2015. These capabilities remain in place as we begin 2016.”

For the fourth-quarter 2015, GAAP net income was $286 million ($0.79 diluted earnings per share), compared with $263 million ($0.64 diluted earnings per share) for the year-ago quarter. For 2015, GAAP net income was $997 million ($2.61 diluted earnings per share), compared with $1.1 billion ($2.69 diluted earnings per share) for 2014.

Core earnings for the quarter were $172 million ($0.48 diluted earnings per share), compared with $217 million ($0.53 diluted earnings per share) for the year-ago quarter. The decrease is primarily the result of a $72 million reduction in net interest income, partially offset by a $23 million decline in provision for loan losses. Excluding expenses associated with regulatory-related costs, fourth-quarter 2015 and 2014 diluted core earnings per share were $0.49 and $0.54, respectively. Fourth-quarter 2015 and 2014 operating expenses included $7 million ($0.01 diluted earnings per share) and $9 million ($0.01 diluted earnings per share) of regulatory-related costs, respectively.

Core earnings for the year were $694 million ($1.82 diluted earnings per share), compared with $818 million ($1.93 diluted earnings per share) for 2014. Excluding expenses associated with regulatory-related costs, 2015 and 2014 diluted core earnings per share were $1.85 and $2.10, respectively. Full-year 2015 and 2014 operating expenses included $19 million ($0.03 diluted earnings per share) and $120 million ($0.17 diluted earnings per share) of regulatory-related costs, respectively.

Navient reports core earnings because management makes its financial decisions based on such measures. The changes in GAAP net income are impacted by the same core earnings items discussed below, as well as changes in net income attributable to (1) the financial results attributable to the operations of the consumer banking business prior to the April 30, 2014 spin-off of Navient from SLM Corporation, and related restructuring and reorganization expense incurred in connection with the spin-off, (2) unrealized, mark-to-market gains/losses on derivatives and (3) goodwill and acquired intangible asset amortization and impairment. These items are recognized in GAAP results but have not been included in core earnings results. Fourth-quarter 2015 GAAP results included gains of $186 million from derivative accounting treatment that are excluded from core earnings results, compared with gains of $98 million in the year-ago period. See “Differences between Core Earnings and GAAP” for a complete reconciliation between GAAP net income and core earnings.

Federally Guaranteed Student Loans (FFELP)

In its FFELP loans segment, Navient acquires and finances FFELP loans.

Core earnings for the segment were $74 million in fourth-quarter 2015, compared with the year-ago quarter’s $85 million. This decrease was primarily the result of a $22 million decrease in net interest income due to a decline in the net interest margin. This was partially offset by a decline in expenses.

Full-year 2015 core earnings for this segment were $321 million compared with $299 million in 2014. This increase was primarily the result of a $33 million increase in servicing revenue and a $14 million decline in the provision for loan losses.

The company acquired $792 million of FFELP loans in the fourth-quarter 2015 for a total of $3.7 billion of FFELP loans acquired during the full-year 2015. At Dec. 31, 2015, Navient held $96.5 billion of FFELP loans, compared with $104.5 billion of FFELP loans held at Dec. 31, 2014.

Private Education Loans

In its private education loans segment, Navient acquires, finances and services private education loans.

Core earnings for the segment were $56 million in fourth-quarter 2015, compared with the year-ago quarter’s $92 million. This decrease is primarily the result of a $51 million decrease in net interest income due to a decline in the balance of the portfolio and the net interest margin and a $21 million loss on the sale of $178 million of loans, partially offset by an $18 million decline in the provision for loan losses.

Core earnings fourth-quarter 2015 private education loan portfolio results vs. fourth-quarter 2014 are as follows:

•	Delinquencies of 90 days or more of 3.4 percent of loans in repayment, down from 3.8 percent.

•	Total delinquencies of 7.2 percent of loans in repayment, down from 8.1 percent.

•	Annualized charge-off rate of 2.3 percent of average loans in repayment, down from 2.5 percent.

•	Net interest margin of 3.61 percent, down from 3.89 percent.

•	Provision for private education loan losses of $110 million, down from $128 million.

Full-year 2015 core earnings for this segment were $233 million compared with $351 million in 2014. This decrease was primarily the result of a $174 million decrease in net interest income due to a decline in the balance of the portfolio and net interest margin, partially offset by a decline in expenses.

At Dec. 31, 2015, Navient held $26.4 billion of private education loans, compared with $29.8 billion of private education loans held at Dec. 31, 2014.

Business Services

Navient’s business services segment includes revenue primarily from servicing and asset recovery activities.

Business services core earnings were $81 million in fourth-quarter 2015, compared with $95 million in the year-ago quarter. This decrease was primarily the result of an $8 million reduction in asset recovery revenue related to legislative reductions in certain fees earned as well as a decrease in education loan-related asset recovery volume.

Full-year core earnings for this segment were $338 million compared with $425 million in 2014. This decrease was primarily the result of a $93 million reduction in asset recovery revenue related to legislative reductions in certain fees earned and a $23 million increase in third-party servicing and conversion expenses related to an $8.5 billion FFELP loan acquisition in the fourth quarter of 2014.

The company services student loans for more than 12 million customers, including 6.3 million customers on behalf of the U.S. Department of Education (ED).

On Oct. 20, 2015, Navient completed the acquisition of Xtend Healthcare, a health care payments company based in Hendersonville, Tenn. The firm provides health insurance claims billing and account resolution, as well as patient billing and customer service to more than 130 hospitals. The acquisition expands Navient’s asset recovery and business process outsourcing capabilities into the health care payments sector.

Operating Expenses

The company recognized core earnings regulatory-related costs of $7 million and $9 million for fourth-quarter 2015 and 2014, respectively, and $19 million and $120 million for full-year 2015 and 2014, respectively. Excluding these regulatory-related costs, fourth-quarter 2015 core earnings operating expenses were $228 million compared with $206 million in the year-ago quarter, and full-year 2015 operating expenses were $899 million, compared with $804 million in 2014. The respective increases over the prior-year periods are primarily due to operating costs related to Gila LLC, which was acquired in first-quarter 2015, and to Xtend Healthcare, acquired in fourth-quarter 2015. Additionally, incremental third-party servicing and conversion expenses related to an $8.5 billion loan acquisition in fourth-quarter 2014 contributed to the full-year increase.

Funding and Liquidity

During the fourth-quarter 2015, Navient completed over $900 million of new financings which included a private education loan ABS repurchase facility and the securitization of non-traditional private education loans. In addition, Navient sold $178 million of private education loans which raised approximately $157 million.

During the fourth-quarter 2015, Navient repurchased $691 million of senior unsecured debt resulting in a $21 million gain.

During 2015, Navient issued $2.8 billion in FFELP ABS, $1.7 billion in private education loan ABS and $500 million in unsecured debt. During 2015, Navient repurchased $1.7 billion of senior unsecured debt.

In the fourth-quarter 2015, Navient extended the legal final maturity dates for 6 Navient-sponsored FFELP securitization trusts totaling $1.1 billion of bonds. The amendments were made at the request of the investors in these trusts. Additionally, the company amended the transaction agreements for 16 Navient-sponsored FFELP securitization trusts which had $14.2 billion of bonds outstanding to give Navient the option (in addition to the existing 10 percent cleanup call option) to purchase trust student loans aggregating up to 10 percent of the trust’s initial pool balance.

During 2015, Navient exercised cleanup call options related to 12 FFELP ABS trusts which had $1.1 billion of bonds outstanding and exercised loan repurchase rights on 10 FFELP ABS trusts totaling $400 million of FFELP loans from those trusts.

Shareholder Distributions

In the fourth-quarter 2015, Navient paid a common stock dividend of $0.16 per share.

Navient repurchased 14.1 million shares of common stock for $170 million in the fourth quarter of 2015, and an aggregate of 56.0 million shares for $945 million in full-year 2015. In Dec. 2015, the company’s board of directors authorized an additional $700 million to be added to the company’s previously announced $1 billion authorization announced by the company in Dec. 2014. As of Dec. 31, 2015, the remaining repurchase authority was $755 million. Navient repurchased 8.7 million shares of common stock for $168 million in the year-ago quarter, and an aggregate of 30.4 million shares for $600 million in full-year 2014.

* * *

Navient reports financial results on a GAAP basis and also provides certain core earnings performance measures. The difference between the company’s core earnings and GAAP results for the periods presented were attributable to (1) the financial results attributable to the operations of the consumer banking business prior to the spin-off of Navient from SLM Corporation on April 30, 2014, and related restructuring and reorganization expense incurred in connection with the spin-off, including the restructuring initiated in the second quarter of 2015, (2) unrealized, mark-to-market gains/losses on derivatives and (3) goodwill and acquired intangible asset amortization and impairment. These items are recognized in GAAP but have not been included in core earnings results. Navient provides core earnings measures because this is what management uses when making management decisions regarding the company’s performance and the allocation of corporate resources. In addition, Navient’s equity investors, credit rating agencies and debt capital providers use these core earnings measures to monitor the company’s business performance. See “‘Core Earnings’ — Definition and Limitations” for a further discussion and a complete reconciliation between GAAP net income and core earnings.

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended December 31, 2014 (filed with the SEC on February 27, 2015). Certain reclassifications have been made to the balances as of and for the three months and year ended Dec. 31, 2014, to be consistent with classifications adopted for 2015, and had no effect on net income, total assets or total liabilities.

* * *

Navient will host an earnings conference call tomorrow, Jan. 27, at 8 a.m. EST. Navient executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. To participate, join a live audio webcast at navient.com/investors or dial 855-838-4156 (USA and Canada) or dial 267-751-3600 (international) and use access code 20405446 starting at 7:45 a.m. EST.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments and other details, may be accessed at www.navient.com/investors under the webcasts tab.

A replay of the conference call will be available approximately two hours after the call’s conclusion through Feb. 9 at navient.com/investors or by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 20405446.

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A “Risk Factors” and elsewhere in Navient’s Annual Report on Form 10-K for the year ended Dec. 31, 2014 and subsequent filings with the Securities and Exchange Commission; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; risks inherent in the government contracting environment, including the possible loss of government contracts and potential civil and criminal penalties as a result of governmental investigations or audits; and changes in the terms of student loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: changes in its funding costs and availability; reductions to its credit ratings or the credit ratings of the United States of America; failures of its operating systems or infrastructure, or those of third-party vendors; risks related to cybersecurity including the potential disruption of its systems or potential disclosure of confidential customer information; damage to its reputation; failures to successfully implement cost-cutting initiatives and adverse effects of such initiatives on its business; failures or delays in the planned conversion to Navient’s servicing platform of the Wells Fargo portfolio of FFELP loans or any other FFELP or private education loan portfolio acquisitions; risks associated with restructuring initiatives; risks associated with the April 30, 2014 separation of Navient and SLM Corporation into two distinct, publicly traded companies, including failure to achieve the expected benefits of the separation; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; increased competition including from banks, other consumer lenders and other loan servicers; the creditworthiness of its customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of its earning assets versus its funding arrangements; changes in general economic conditions; the company’s ability to successfully effectuate any acquisitions and other strategic initiatives; and changes in the demand for debt management services. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in its expectations.

* * *

About Navient

As the nation’s leading loan management, servicing and asset recovery company, Navient (Nasdaq: NAVI) helps customers navigate the path to financial success. Servicing more than $300 billion in student loans, the company supports the educational and economic achievements of more than 12 million Americans. A growing number of public and private sector clients rely on Navient for proven solutions to meet their financial goals. Learn more at navient.com.

Contact:

Media:	Patricia Nash Christel, 302-283-4076, patricia.christel@navient.com
Investors:	Joe Fisher, 302-283-4075, joe.fisher@navient.com

# # #

Spin-Off of Navient

On April 30, 2014, the spin-off of Navient from SLM Corporation (the “Spin-Off”) was completed and Navient became an independent, publicly traded company focused on loan management, servicing and asset recovery. The separation was completed through the distribution of 100 percent of the outstanding shares of Navient common stock, on the basis of one share of Navient common stock for each share of SLM Corporation common stock. SLM Corporation continues operation as a separate publicly traded company and includes Sallie Mae Bank, its Private Education Loan originations business and the Private Education Loans the bank held at the time of the separation.

Due to the relative significance of Navient to SLM Corporation prior to the Spin-Off, for financial reporting purposes, Navient is treated as the “accounting spinnor” and therefore is the “accounting successor” to SLM Corporation as constituted prior to the Spin-Off, notwithstanding the legal form of the Spin-Off. Since Navient is the accounting successor, the historical financial statements of SLM Corporation prior to the Spin-Off, are the historical financial statements of Navient. As a result, the GAAP financial results reported in this earnings release include the historical financial results of SLM Corporation prior to the Spin-Off on April 30, 2014 (i.e., such consolidated results include both the loan management, servicing and asset recovery business (Navient) and the consumer banking business (“SLM BankCo”)) and reflect the deemed distribution of SLM BankCo to SLM Corporation’s stockholders on April 30, 2014. See “‘Core Earnings’ — Definitions and Limitations” for a discussion of the exclusion of the pre-Spin-Off financial results of the consumer banking business from our “Core Earnings” results.

Selected Historical Financial Information and Ratios

	Quarters Ended			Years Ended
(In millions, except per share data)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
GAAP Basis
Net income attributable to Navient Corporation	$286	$237	$263	$997	$1,149
Diluted earnings per common share attributable to Navient Corporation	$.79	$.63	$.64	$2.61	$2.69
Weighted average shares used to compute diluted earnings per share	361	375	413	382	425
Net interest margin, FFELP Loans	1.23%	1.20%	1.31%	1.22%	1.30%
Net interest margin, Private Education Loans	3.53%	3.68%	3.85%	3.61%	4.06%
Return on assets	.87%	.70%	.76%	.74%	.81%
Ending FFELP Loans, net	$96,498	$98,468	$104,521	$96,498	$104,521
Ending Private Education Loans, net	26,394	27,323	29,796	26,394	29,796

Ending total student loans, net	$122,892	$125,791	$134,317	$122,892	$134,317

Average FFELP Loans	$97,472	$99,367	$99,323	$100,421	$100,662
Average Private Education Loans	27,551	28,383	30,869	28,803	33,672

Average total student loans	$125,023	$127,750	$130,192	$129,224	$134,334

“Core Earnings” Basis(1)
Net income attributable to Navient Corporation	$172	$174	$217	$694	$818
Diluted earnings per common share attributable to Navient Corporation	$.48	$.47	$.53	$1.82	$1.93
Weighted average shares used to compute diluted earnings per share	361	375	413	382	425
Net interest margin, FFELP Loans	.84%	.81%	.91%	.84%	.90%
Net interest margin, Private Education Loans	3.61%	3.77%	3.89%	3.67%	3.94%
Return on assets	.52%	.52%	.63%	.51%	.59%
Ending FFELP Loans, net	$96,498	$98,468	$104,521	$96,498	$104,521
Ending Private Education Loans, net	26,394	27,323	29,796	26,394	29,796

Ending total student loans, net	$122,892	$125,791	$134,317	$122,892	$134,317

Average FFELP Loans	$97,472	$99,367	$99,323	$100,421	$100,202
Average Private Education Loans	27,551	28,383	30,869	28,803	31,243

Average total student loans	$125,023	$127,750	$130,192	$129,224	$131,445

(1)

“Core Earnings” are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation of “Core Earnings,” see the section titled “‘Core Earnings’ — Definition and Limitations” and subsequent sections.

FFELP Loan Segment Performance Metrics — “Core Earnings”

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
FFELP Loan spread	.93%	.90%	1.00%	.92%	.99%
Net interest margin	.84%	.81%	.91%	.84%	.90%
Provision for loan losses	$7	$7	$10	$26	$40
Charge-offs	$13	$12	$9	$41	$60
Charge-off rate	.07%	.06%	.05%	.05%	.08%
Total delinquency rate	15.3%	15.9%	16.6%	15.3%	16.6%
Greater than 90-day delinquency rate	8.3%	8.5%	8.5%	8.3%	8.5%
Forbearance rate	15.2%	14.7%	15.5%	15.2%	15.5%

Private Education Loan Segment Performance Metrics — “Core Earnings”

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Private Education Loan spread	3.73%	3.88%	3.99%	3.79%	4.04%
Net interest margin	3.61%	3.77%	3.89%	3.67%	3.94%
Provision for loan losses	$110	$117	$128	$538	$539
Net adjustment resulting from the change in the charge-off rate(1)	$—	$—	$—	$330	$—
Net charge-offs remaining	141	148	174	659	717

Total net charge-offs	$141	$148	$174	$989	$717
Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(1)	2.3%	2.3%	2.5%	2.6%	2.6%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(1)	—%	—%	—%	1.3%	—%
Total delinquency rate	7.2%	7.4%	8.1%	7.2%	8.1%
Greater than 90-day delinquency rate	3.4%	3.4%	3.8%	3.4%	3.8%
Forbearance rate	3.8%	4.0%	3.8%	3.8%	3.8%
Loans in repayment with more than 12 payments made	94.1%	93.8%	91.5%	94.1%	91.5%
Cosigner rate	64%	65%	64%	64%	64%
Average FICO	718	718	719	718	719

(1)

In the second quarter of 2015, the portion of the loan amount charged off at default increased from 73 percent to 79 percent. This did not impact the provision for loan losses as previously this had been reserved through the allowance for loan losses. This change resulted in a $330 million reduction to the balance of the receivable for partially charged-off loans.

Business Services Segment Performance Metrics — “Core Earnings”

	As of
(Dollars in billions)	December 31, 2015	September 30, 2015	December 31, 2014
Number of accounts serviced for ED (in millions)	6.3	6.3	6.2
Total federal loans serviced	$288	$289	$276
Contingent collections receivables inventory:
Education loans	$10.3	$10.6	$12.5
Other(1)	9.9	15.2	2.9

Total contingent collections receivables inventory	$20.2	$25.8	$15.4

(1)	$0.1 billion, $5.9 billion and $0 billion as of December 31, 2015, September 30, 2015 and December 31, 2014, respectively, relate to a short-term 3-month collection contract.

Results of Operations

We present the results of operations below first on a consolidated basis in accordance with GAAP. Following our discussion of consolidated earnings results on a GAAP basis, we present our results on a segment basis. We have four business segments: FFELP Loans, Private Education Loans, Business Services and Other. Since these segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures, these segments are presented on a “Core Earnings” basis (see “‘Core Earnings’ — Definition and Limitations”).

GAAP Statements of Income (Unaudited)

				December 31, 2015 vs. September 30, 2015		December 31, 2015 vs. December 31, 2014
	Quarters Ended			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	December 31, 2015	September 30, 2015	December 31, 2014	$	%	$	%
Interest income:
FFELP Loans	$631	$630	$640	$1	—%	$(9)	(1)%
Private Education Loans	421	444	483	(23)	(5)	(62)	(13)
Other loans	2	1	2	1	100	—	—
Cash and investments	3	2	2	1	50	1	50

Total interest income	1,057	1,077	1,127	(20)	(2)	(70)	(6)
Total interest expense	521	524	513	(3)	(1)	8	2

Net interest income	536	553	614	(17)	(3)	(78)	(13)
Less: provisions for loan losses	115	123	138	(8)	(7)	(23)	(17)

Net interest income after provisions for loan losses	421	430	476	(9)	(2)	(55)	(12)
Other income (loss):
Servicing revenue	82	76	82	6	8	—	—
Asset recovery revenue	92	85	80	7	8	12	15
Other income	4	—	32	4	100	(28)	(88)
Losses on sales of loans and investments	(21)	—	—	(21)	100	(21)	100
Gains on debt repurchases	21	—	—	21	100	21	100
Gains (losses) on derivative and hedging activities, net	93	20	(22)	73	365	115	523

Total other income (loss)	271	181	172	90	50	99	58
Expenses:
Operating expenses	235	228	215	7	3	20	9
Goodwill and acquired intangible asset impairment and amortization expense	5	3	2	2	67	3	150
Restructuring and other reorganization expenses	—	—	10	—	—	(10)	(100)

Total expenses	240	231	227	9	4	13	6

Income from continuing operations before income tax expense	452	380	421	72	19	31	7
Income tax expense	166	144	159	22	15	7	4

Net income from continuing operations	286	236	262	50	21	24	9
Income from discontinued operations, net of tax expense	—	1	1	(1)	(100)	(1)	(100)

Net income	286	237	263	49	21	23	9
Less: net income (loss) attributable to noncontrolling interest	—	—	—	—	—	—	—

Net income attributable to Navient Corporation	286	237	263	49	21	23	9
Preferred stock dividends	—	—	—	—	—	—	—

Net income attributable to Navient Corporation common stock	$286	$237	$263	$49	21	$23	9

Basic earnings per common share attributable to Navient Corporation	$.80	$.64	$.65	$.16	25%	$.15	23%

Diluted earnings per common share attributable to Navient Corporation	$.79	$.63	$.64	$.16	25%	$.15	23%

Dividends per common share attributable to Navient Corporation	$.16	$.16	$.15	$—	—%	$.01	7%

GAAP Statements of Income (Unaudited)

	Years Ended December 31,		Increase (Decrease)

(In millions, except per share data)	2015	2014	$	%
Interest income:
FFELP Loans	$2,524	$2,556	$(32)	(1)%
Private Education Loans	1,756	2,156	(400)	(19)
Other loans	7	9	(2)	(22)
Cash and investments	8	9	(1)	(11)

Total interest income	4,295	4,730	(435)	(9)
Total interest expense	2,074	2,063	11	1

Net interest income	2,221	2,667	(446)	(17)
Less: provisions for loan losses	561	628	(67)	(11)

Net interest income after provisions for loan losses	1,660	2,039	(379)	(19)
Other income (loss):
Servicing revenue	340	298	42	14
Asset recovery revenue	367	388	(21)	(5)
Other income	17	82	(65)	(79)
Losses on sales of loans and investments	(9)	—	(9)	100
Gains on debt repurchases	21	—	21	100
Gains (losses) on derivative and hedging activities, net	166	139	27	19

Total other income (loss)	902	907	(5)	(1)
Expenses:
Operating expenses	918	987	(69)	(7)
Goodwill and acquired intangible asset impairment and amortization expense	12	9	3	33
Restructuring and other reorganization expenses	32	113	(81)	(72)

Total expenses	962	1,109	(147)	(13)

Income from continuing operations, before income tax expense	1,600	1,837	(237)	(13)
Income tax expense	604	688	(84)	(12)

Net income from continuing operations	996	1,149	(153)	(13)
Income from discontinued operations, net of tax expense	1	—	1	100

Net income	997	1,149	(152)	(13)
Less: net income (loss) attributable to noncontrolling interest	—	—	—	—

Net income attributable to Navient Corporation	997	1,149	(152)	(13)
Preferred stock dividends	—	6	(6)	(100)

Net income attributable to Navient Corporation common stock	$997	$1,143	$(146)	(13)%

Basic earnings per common share attributable to Navient Corporation	$2.66	$2.74	$(.08)	(3)%

Diluted earnings per common share attributable to Navient Corporation	$2.61	$2.69	$(.08)	(3)%

Dividends per common share attributable to Navient Corporation	$.64	$.60	$.04	7%

GAAP Balance Sheet (Unaudited)

(In millions, except share and per share data)	December 31, 2015	September 30, 2015	December 31, 2014
Assets
FFELP Loans (net of allowance for losses of $78, $84 and $93, respectively)	$96,498	$98,468	$104,521
Private Education Loans (net of allowance for losses of $1,471, $1,505 and $1,916, respectively)	26,394	27,323	29,796
Cash and investments	2,095	1,990	2,076
Restricted cash and investments	3,738	4,296	3,926
Goodwill and acquired intangible assets, net	705	544	369
Other assets	4,682	5,045	5,664

Total assets	$134,112	$137,666	$146,352

Liabilities
Short-term borrowings	$2,570	$2,816	$2,663
Long-term borrowings	124,833	128,293	136,866
Other liabilities	2,710	2,670	2,625

Total liabilities	130,113	133,779	142,154

Commitments and contingencies

Equity
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 431 million, 430 million and 426 million shares, respectively, issued	4	4	4
Additional paid-in capital	2,967	2,964	2,893
Accumulated other comprehensive income (loss), net of tax expense (benefit)	(51)	(82)	9
Retained earnings	2,480	2,251	1,724

Total Navient Corporation stockholders’ equity before treasury stock	5,400	5,137	4,630
Less: Common stock held in treasury: 82 million, 68 million and 24 million shares, respectively	(1,425)	(1,254)	(432)

Total Navient Corporation stockholders’ equity	3,975	3,883	4,198
Noncontrolling interest	24	4	—

Total equity	3,999	3,887	4,198

Total liabilities and equity	$134,112	$137,666	$146,352

Consolidated Earnings Summary — GAAP basis

Three Months Ended December 31, 2015 Compared with Three Months Ended December 31, 2014

For the three months ended December 31, 2015, net income was $286 million, or $0.79 diluted earnings per common share, compared with net income of $263 million, or $0.64 diluted earnings per common share, for the three months ended December 31, 2014. The increase in net income was primarily due to a $115 million increase in net gains on derivative and hedging activities, a $23 million decrease in the provision for loan losses, a $21 million increase in gains on debt repurchases, $12 million increase in asset recovery revenue and a $10 million decrease in restructuring and other reorganization expenses. This was partially offset by a $78 million decrease in net interest income, a $28 million decrease in other income, a $21 million increase in losses on sales of loans and investments, and a $20 million increase in operating expenses.

The primary contributors to each of the identified drivers of changes in net income for the current quarter compared with the year-ago quarter are as follows:

•

Net interest income decreased by $78 million, primarily due to a reduction in Private Education Loan net interest income resulting from a decline in the loan balance and net interest margin, as well as a reduction in the net interest margin on the FFELP Loans.

•

Provisions for loan losses decreased $23 million primarily as a result of the overall improvement in Private Education Loans’ credit quality, delinquency and charge-off trends leading to decreases in expected future charge-offs.

•

Asset recovery revenue increased $12 million primarily as a result of $30 million of additional revenue from Gila LLC, acquired in first-quarter 2015, and Xtend Healthcare, acquired in October 2015. This was partially offset by an $8 million reduction in revenue related to a legislative reduction in certain education loan-related fees earned as well as a decrease in education loan-related asset recovery volume.

•

Other income decreased $28 million primarily due to a reduction in foreign currency translation gains. The foreign currency translation gains relate to a portion of our foreign currency denominated debt that does not receive hedge accounting treatment. These gains were partially offset by the “gains (losses) on derivative and hedging activities, net” line item on the income statement related to the derivatives used to economically hedge these debt instruments.

•	There was a $21 million loss on the sale of $178 million of Private Education Loans in 2015. There were no loan sales in the year-ago period.

•	Gains on debt repurchases increased $21 million. Debt repurchase activity will fluctuate based on market fundamentals and our liability management strategy.

•

Net gains on derivative and hedging activities increased $115 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may continue to vary significantly in future periods.

•

Operating expenses increased $20 million. This increase was primarily due to operating costs related to Gila LLC, which was acquired in first-quarter 2015 and to Xtend Healthcare, acquired in October 2015.

•

Restructuring and other reorganization expenses decreased from $10 million in the year-ago quarter to $0 million. The year-ago quarter’s expenses were primarily related to third-party costs incurred in connection with the Spin-Off.

We repurchased 14.1 million shares and 8.7 million shares of our common stock during the three months ended December 31, 2015 and 2014, respectively, as part of our common share repurchase program. Primarily as a result of ongoing common share repurchases, our average outstanding diluted shares decreased by 52 million common shares from the year-ago quarter.

Year Ended December 31, 2015 Compared with Year Ended December 31, 2014

For the year ended December 31, 2015, net income was $997 million, or $2.61 diluted earnings per common share, compared with net income of $1.1 billion, or $2.69 diluted earnings per common share, for the year ended December 31, 2014. The decrease in net income was primarily due to a $446 million decline in net interest income, a $65 million decrease in other income, and a $21 million decrease in asset recovery revenue. This was partially offset by an $81 million decrease in restructuring and other reorganization expenses, a $69 million decrease in operating expenses, a $67 million decrease in the provision for loan losses, a $42 million increase in servicing revenue, a $27 million increase in net gains on derivative and hedging activities, and a $21 million increase in gains on debt repurchases.

The primary contributors to each of the identified drivers of changes in net income for the current year-end period compared with the year-ago period are as follows:

•

Net interest income decreased by $446 million, of which $186 million related to the deemed distribution of SLM BankCo on April 30, 2014. Also contributing to the decrease was a reduction in Private Education Loan net interest income due to a decline in the loan balance and net interest margin, as well as a reduction in the net interest margin on the FFELP Loans.

•	Provisions for loan losses declined $67 million, of which $49 million related to the deemed distribution of SLM BankCo on April 30, 2014.

•

Servicing revenue increased $42 million primarily as a result of increasing our recovery expectation on previously assessed late fees, as well as a general increase in third-party servicing revenue, primarily related to servicing for ED.

•

Asset recovery revenue decreased $21 million primarily as a result of the Bipartisan Budget Act (the “Budget Act”) enacted on December 26, 2013 and effective on July 1, 2014, which reduced the amount paid to Guarantor agencies for defaulted FFELP Loans that are rehabilitated. This legislative reduction in fees represents $79 million of the decrease in asset recovery revenue. This reduction was partially offset by $69 million of additional revenue from Gila LLC, acquired in first-quarter 2015, and Xtend Healthcare, acquired in October 2015.

•

Other income decreased $65 million due in part to a reduction in foreign currency translation gains. The foreign currency translation gains relate to a portion of our foreign currency denominated debt that does not receive hedge accounting treatment. These gains were partially offset by the “gains (losses) on derivative and hedging activities, net” line item on the income statement related to the derivatives used to economically hedge these debt instruments.

•

Losses on sales of loans and investments increased $9 million due to a $21 million loss on the sale of $178 million of Private Education Loans, partially offset by $12 million in gains on the sale of $412 million of FFELP Loans. There were no loan sales in the prior year.

•	Gains on debt repurchases increased $21 million. Debt repurchase activity will fluctuate based on market fundamentals and our liability management strategy.

•

Net gains on derivative and hedging activities increased $27 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may continue to vary significantly in future periods.

•

In 2015 and 2014, we recorded $19 million and $112 million, respectively, of regulatory-related costs. Excluding these expenses, operating expenses increased $24 million. This increase was primarily due to operating costs related to Gila LLC, which was acquired in first-quarter 2015, and to Xtend Healthcare, which was acquired in October 2015, and incremental third-party servicing expenses related to an $8.5 billion loan acquisition in fourth-quarter 2014 (including $11 million of one-time conversion costs to move $4.9 billion of FFELP Loans to our servicing system). This was partially offset by $63 million related to the deemed distribution of SLM BankCo on April 30, 2014.

•

Restructuring and other reorganization expenses decreased $81 million, from $113 million to $32 million. The year-ago period’s expenses were primarily related to third-party costs incurred in connection with the Spin-Off. In second-quarter 2015, the Company launched a restructuring initiative to simplify and streamline its management structure post-Spin-Off to improve the operating efficiency and effectiveness of the organization, and as a result recorded $29 million of restructuring expense primarily related to expected severance and other related costs.

We repurchased 56.0 million shares and 30.4 million shares of our common stock during the years ended December 31, 2015 and 2014, respectively, as part of our common share repurchase program. Primarily as a result of ongoing common share repurchases, our average outstanding diluted shares decreased by 43 million common shares from the year-ago period.

“Core Earnings” — Definition and Limitations

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as “Core Earnings.” We provide this “Core Earnings” basis of presentation on a consolidated basis for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our “Core Earnings” basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide “Core Earnings” disclosure in the notes to our consolidated financial statements for our business segments.

“Core Earnings” are not a substitute for reported results under GAAP. We use “Core Earnings” to manage each business segment because “Core Earnings” reflect adjustments to GAAP financial results for three items, discussed below, that are either related to the Spin-Off or create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that “Core Earnings” provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the three items we remove to result in our “Core Earnings” presentations are:

1.	The financial results attributable to the operations of SLM BankCo prior to the Spin-Off and related restructuring and reorganization expense incurred in connection with the Spin-Off, including the restructuring expenses related to the restructuring initiative launched in second-quarter 2015 to simplify and streamline the Company’s management structure post-Spin-Off. For GAAP purposes, Navient reflected the deemed distribution of SLM BankCo on April 30, 2014. For “Core Earnings,” we exclude the consumer banking business as if it had never been a part of Navient’s historical results prior to the deemed distribution of SLM BankCo on April 30, 2014;

2.	Unrealized mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

3.	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our “Core Earnings” basis of presentation does not. “Core Earnings” are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our “Core Earnings” presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon “Core Earnings.” “Core Earnings” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, credit rating agencies, lenders and investors to assess performance.

	Quarter Ended December 31, 2015
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$530	$421	$—	$—	$—	$951	$161	$(60)	$101	$1,052
Other loans	—	—	—	2	—	2	—	—	—	2
Cash and investments	2	—	—	1	—	3	—	—	—	3

Total interest income	532	421	—	3	—	956	161	(60)	101	1,057
Total interest expense	317	165	—	29	—	511	10	—	10	521

Net interest income (loss)	215	256	—	(26)	—	445	151	(60)	91	536
Less: provisions for loan losses	7	110	—	(2)	—	115	—	—	—	115

Net interest income (loss) after provisions for loan losses	208	146	—	(24)	—	330	151	(60)	91	421
Other income (loss):
Servicing revenue	16	4	165	—	(103)	82	—	—	—	82
Asset recovery revenue	—	—	92	—	—	92	—	—	—	92
Other income	—	—	—	2	—	2	(151)	246	95	97
Gains (losses) on sales of loans and investments	—	(21)	—	—	—	(21)	—	—	—	(21)
Gains on debt repurchases	—	—	—	21	—	21	—	—	—	21

Total other income (loss)	16	(17)	257	23	(103)	176	(151)	246	95	271
Expenses:
Direct operating expenses	106	41	130	10	(103)	184	—	—	—	184
Overhead expenses	—	—	—	51	—	51	—	—	—	51

Operating expenses	106	41	130	61	(103)	235	—	—	—	235
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	5	5	5
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	—	—	—

Total expenses	106	41	130	61	(103)	235	—	5	5	240

Income (loss) from continuing operations, before income tax expense (benefit)	118	88	127	(62)	—	271	—	181	181	452
Income tax expense (benefit)(3)	44	32	46	(23)	—	99	—	67	67	166

Net income (loss) from continuing operations	74	56	81	(39)	—	172	—	114	114	286
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$74	$56	$81	$(39)	$—	$172	$—	$114	$114	$286

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended December 31, 2015
(Dollars in millions)	Net Impact from Spin-Off of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$—	$91	$—	$91
Total other income	—	95	—	95
Operating expenses	—	—	—	—
Goodwill and acquired intangible asset impairment and amortization	—	—	5	5
Restructuring and other reorganization expenses	—	—	—	—

Total “Core Earnings” adjustments to GAAP	$—	$186	$(5)	181

Income tax expense				67

Net income				$114

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended September 30, 2015
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$526	$444	$—	$—	$—	$970	$164	$(60)	$104	$1,074
Other loans	—	—	—	1	—	1	—	—	—	1
Cash and investments	2	—	—	—	—	2	—	—	—	2

Total interest income	528	444	—	1	—	973	164	(60)	104	1,077
Total interest expense	317	170	—	26	—	513	11	—	11	524

Net interest income (loss)	211	274	—	(25)	—	460	153	(60)	93	553
Less: provisions for loan losses	7	117	—	(1)	—	123	—	—	—	123

Net interest income (loss) after provisions for loan losses	204	157	—	(24)	—	337	153	(60)	93	430
Other income (loss):
Servicing revenue	16	5	161	—	(106)	76	—	—	—	76
Asset recovery revenue	—	—	85	—	—	85	—	—	—	85
Other income	—	—	2	3	—	5	(153)	168	15	20
Gains (losses) on sales of loans and investments	—	—	—	—	—	—	—	—	—	—
Gains on debt repurchases	—	—	—	—	—	—	—	—	—	—

Total other income (loss)	16	5	248	3	(106)	166	(153)	168	15	181
Expenses:
Direct operating expenses	109	39	123	9	(106)	174	—	—	—	174
Overhead expenses	—	—	—	54	—	54	—	—	—	54

Operating expenses	109	39	123	63	(106)	228	—	—	—	228
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	3	3	3
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	—	—	—

Total expenses	109	39	123	63	(106)	228	—	3	3	231

Income (loss) from continuing operations, before income tax expense (benefit)	111	123	125	(84)	—	275	—	105	105	380
Income tax expense (benefit)(3)	41	46	46	(31)	—	102	—	42	42	144

Net income (loss) from continuing operations	70	77	79	(53)	—	173	—	63	63	236
Income from discontinued operations, net of tax expense	—	—	—	1	—	1	—	—	—	1

Net income (loss)	$70	$77	$79	$(52)	$—	$174	$—	$63	$63	$237

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended September 30, 2015
(Dollars in millions)	Net Impact from Spin-Off of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$—	$93	$—	$93
Total other income	—	15	—	15
Operating expenses	—	—	—	—
Goodwill and acquired intangible asset impairment and amortization	—	—	3	3
Restructuring and other reorganization expenses	—	—	—	—

Total “Core Earnings” adjustments to GAAP	$—	$108	$(3)	105

Income tax expense				42

Net income				$63

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended December 31, 2014
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$533	$483	$—	$—	$—	$1,016	$167	$(60)	$107	$1,123
Other loans	—	—	—	2	—	2	—	—	—	2
Cash and investments	1	—	—	1	—	2	—	—	—	2

Total interest income	534	483	—	3	—	1,020	167	(60)	107	1,127
Total interest expense	297	176	—	30	—	503	9	1	10	513

Net interest income (loss)	237	307	—	(27)	—	517	158	(61)	97	614
Less: provisions for loan losses	10	128	—	—	—	138	—	—	—	138

Net interest income (loss) after provisions for loan losses	227	179	—	(27)	—	379	158	(61)	97	476
Other income (loss):
Servicing revenue	20	7	166	—	(111)	82	—	—	—	82
Asset recovery revenue	—	—	80	—	—	80	—	—	—	80
Other income	—	—	2	7	—	9	(158)	159	1	10
Gains (losses) on sales of loans and investments	—	—	—	—	—	—	—	—	—	—
Gains on debt repurchases	—	—	—	—	—	—	—	—	—	—

Total other income (loss)	20	7	248	7	(111)	171	(158)	159	1	172
Expenses:
Direct operating expenses	115	43	103	14	(111)	164	—	—	—	164
Overhead expenses	—	—	—	51	—	51	—	—	—	51

Operating expenses	115	43	103	65	(111)	215	—	—	—	215
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	2	2	2
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	10	10	10

Total expenses	115	43	103	65	(111)	215	—	12	12	227
Income (loss) from continuing operations, before income tax expense (benefit)	132	143	145	(85)	—	335	—	86	86	421
Income tax expense (benefit)(3)	47	51	51	(30)	—	119	—	40	40	159

Net income (loss) from continuing operations	$85	$92	$94	$(55)	$—	$216	$—	$46	$46	$262
Income from discontinued operations, net of tax expense	—	—	1	—	—	1	—	—	—	1

Net income (loss)	$85	$92	$95	$(55)	$—	$217	$—	$46	$46	$263

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended December 31, 2014
(Dollars in millions)	Net Impact from Spin-Off of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$—	$97	$—	$97
Total other income	—	1	—	1
Operating expenses	—	—	—	—
Goodwill and acquired intangible asset impairment and amortization	—	—	2	2
Restructuring and other reorganization expenses	10	—	—	10

Total “Core Earnings” adjustments to GAAP	$(10)	$98	$(2)	86

Income tax expense				40

Net income				$46

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Year Ended December 31, 2015
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$2,112	$1,756	$—	$—	$—	$3,868	$650	$(238)	$412	$4,280
Other loans	—	—	—	7	—	7	—	—	—	7
Cash and investments	6	—	—	2	—	8	—	—	—	8

Total interest income	2,118	1,756	—	9	—	3,883	650	(238)	412	4,295
Total interest expense	1,245	680	—	112	—	2,037	37	—	37	2,074

Net interest income (loss)	873	1,076	—	(103)	—	1,846	613	(238)	375	2,221
Less: provisions for loan losses	26	538	—	(3)	—	561	—	—	—	561

Net interest income (loss) after provisions for loan losses	847	538	—	(100)	—	1,285	613	(238)	375	1,660
Other income (loss):
Servicing revenue	95	21	651	—	(427)	340	—	—	—	340
Asset recovery revenue	—	—	367	—	—	367	—	—	—	367
Other income	—	—	4	11	—	15	(613)	781	168	183
Gains (losses) on sales of loans and investments	12	(21)	—	—	—	(9)	—	—	—	(9)
Gains on debt repurchases	—	—	—	21	—	21	—	—	—	21

Total other income (loss)	107	—	1,022	32	(427)	734	(613)	781	168	902
Expenses:
Direct operating expenses	443	168	485	30	(427)	699	—	—	—	699
Overhead expenses	—	—	—	219	—	219	—	—	—	219

Operating expenses	443	168	485	249	(427)	918	—	—	—	918
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	12	12	12
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	32	32	32

Total expenses	443	168	485	249	(427)	918	—	44	44	962

Income (loss) from continuing operations, before income tax expense (benefit)	511	370	537	(317)	—	1,101	—	499	499	1,600
Income tax expense (benefit)(3)	190	137	199	(118)	—	408	—	196	196	604

Net income (loss) from continuing operations	321	233	338	(199)	—	693	—	303	303	996
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	—	1	—	1	—	—	—	1

Net income (loss)	$321	$233	$338	$(198)	$—	$694	$—	$303	$303	$997

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Year Ended December 31, 2015
(Dollars in millions)	Net Impact from Spin-Off of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$—	$375	$—	$375
Total other income	—	168	—	168
Operating expenses	—	—	—	—
Goodwill and acquired intangible asset impairment and amortization	—	—	12	12
Restructuring and other reorganization expenses	32	—	—	32

Total “Core Earnings” adjustments to GAAP	$(32)	$543	$(12)	499

Income tax expense				196

Net income				$303

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Year Ended December 31, 2014
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$2,097	$1,958	$—	$—	$—	$4,055	$699	$(42)	$657	$4,712
Other loans	—	—	—	9	—	9	—	—	—	9
Cash and investments	4	—	—	4	—	8	—	1	1	9

Total interest income	2,101	1,958	—	13	—	4,072	699	(41)	658	4,730
Total interest expense	1,168	708	—	114	—	1,990	42	31	73	2,063

Net interest income (loss)	933	1,250	—	(101)	—	2,082	657	(72)	585	2,667
Less: provisions for loan losses	40	539	—	—	—	579	—	49	49	628

Net interest income (loss) after provisions for loan losses	893	711	—	(101)	—	1,503	657	(121)	536	2,039
Other income (loss):
Servicing revenue	62	25	668	—	(456)	299	—	(1)	(1)	298
Asset recovery revenue	—	—	388	—	—	388	—	—	—	388
Other income	—	—	6	26	—	32	(657)	846	189	221
Gains (losses) on sales of loans and investments	—	—	—	—	—	—	—	—	—	—
Gains on debt repurchases	—	—	—	—	—	—	—	—	—	—

Total other income (loss)	62	25	1,062	26	(456)	719	(657)	845	188	907
Expenses:
Direct operating expenses	478	181	389	132	(456)	724	—	36	36	760
Overhead expenses	—	—	—	200	—	200	—	27	27	227

Operating expenses	478	181	389	332	(456)	924	—	63	63	987
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	9	9	9
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	113	113	113

Total expenses	478	181	389	332	(456)	924	—	185	185	1,109
Income (loss) from continuing operations, before income tax expense (benefit)	477	555	673	(407)	—	1,298	—	539	539	1,837
Income tax expense (benefit)(3)	178	204	248	(150)	—	480	—	208	208	688

Net income (loss) from continuing operations	$299	$351	$425	$(257)	$—	$818	$—	$331	$331	$1,149
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$299	$351	$425	$(257)	$—	$818	$—	$331	$331	$1,149

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Year Ended December 31, 2014
(Dollars in millions)	Net Impact from Spin-Off of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$136	$400	$—	$536
Total other income	15	173	—	188
Operating expenses	63	—	—	63
Goodwill and acquired intangible asset impairment and amortization	—	—	9	9
Restructuring and other reorganization expenses	113	—	—	113

Total “Core Earnings” adjustments to GAAP	$(25)	$573	$(9)	539

Income tax expense				208

Net income				$331

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

Differences between “Core Earnings” and GAAP

The following discussion summarizes the differences between “Core Earnings” and GAAP net income and details each specific adjustment required to reconcile our “Core Earnings” segment presentation to our GAAP earnings.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
“Core Earnings” net income attributable to Navient Corporation	$172	$174	$217	$694	$818
“Core Earnings” adjustments to GAAP:
Net impact of the removal of SLM BankCo’s operations and related restructuring and reorganization expense in connection with the Spin-Off	—	—	(10)	(32)	(25)
Net impact of derivative accounting	186	108	98	543	573
Net impact of goodwill and acquired intangible assets	(5)	(3)	(2)	(12)	(9)
Net tax effect	(67)	(42)	(40)	(196)	(208)

Total “Core Earnings” adjustments to GAAP	114	63	46	303	331

GAAP net income attributable to Navient Corporation	$286	$237	$263	$997	$1,149

(1)	SLM BankCo’s operations and related restructuring and reorganization expense in connection with the Spin-Off: On April 30, 2014, the Spin-Off of Navient from SLM Corporation was completed and Navient is now an independent, publicly-traded company. Due to the relative significance of Navient to SLM Corporation prior to the Spin-Off, among other factors, for financial reporting purposes Navient is treated as the “accounting spinnor” and therefore is the “accounting successor” to SLM Corporation as constituted prior to the Spin-Off, notwithstanding the legal form of the Spin-Off. Since Navient is treated for accounting purposes as the “accounting spinnor,” the GAAP financial statements of Navient reflect the deemed distribution of SLM BankCo to SLM BankCo’s stockholders on April 30, 2014.

For “Core Earnings,” we have assumed the consumer banking business (SLM BankCo) was never a part of Navient’s historical results prior to the deemed distribution of SLM BankCo on April 30, 2014 and we have removed the restructuring and reorganization expense incurred in connection with the Spin-Off, including the restructuring initiated in second-quarter 2015. Excluding these items provides management with a useful basis from which to better evaluate results from ongoing operations against results from prior periods. The adjustment relates to the exclusion of the consumer banking business and represents the operations, assets, liabilities and equity of SLM BankCo, which is comprised of Sallie Mae Bank, Upromise Rewards, the Insurance Business, and the Private Education Loan origination functions. Included in these amounts are also certain general corporate overhead expenses related to the consumer banking business. General corporate overhead consists of costs primarily associated with accounting, finance, legal, human resources, certain information technology costs, stock compensation, and executive management and the board of directors. These costs were generally allocated to the consumer banking business based on the proportionate level of effort provided to the consumer banking business relative to SLM Corporation using a relevant allocation driver (e.g., in proportion to the number of employees by function that were being transferred to SLM BankCo as opposed to remaining at Navient). All intercompany transactions between SLM BankCo and Navient have been eliminated. In addition, all prior preferred stock dividends have been removed as SLM BankCo succeeded SLM Corporation as the issuer of the preferred stock in connection with the Spin-Off.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
SLM BankCo net income, before income tax expense	$—	$—	$—	$—	$88
Restructuring and reorganization expense in connection with the Spin-Off	—	—	(10)	(32)	(113)

Total net impact, before income tax expense	$—	$—	$(10)	$(32)	$(25)

(2)	Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These unrealized gains and losses occur in our FFELP Loans, Private Education Loans and Other business segments. Under GAAP, for our derivatives that are held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the cumulative unrealized gain will equal the amount for which we sold the contract. In our “Core Earnings” presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and “Core Earnings” net income.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
“Core Earnings” derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income	$93	$20	$(22)	$166	$139
Plus: Realized losses on derivative and hedging activities, net(1)	151	153	158	613	657

Unrealized gains on derivative and hedging activities, net(2)	244	173	136	779	796
Amortization of net premiums on Floor Income Contracts in net interest income for “Core Earnings”	(60)	(60)	(60)	(238)	(255)
Other derivative accounting adjustments(3)	2	(5)	22	2	32

Total net impact of derivative accounting(4)	$186	$108	$98	$543	$573

(1)	See “Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities” below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

(2)	“Unrealized gains on derivative and hedging activities, net” comprises the following unrealized mark-to-market gains (losses):

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Floor Income Contracts	$245	$69	$125	$557	$633
Basis swaps	(4)	40	(7)	42	(5)
Foreign currency hedges	(9)	36	—	129	72
Other	12	28	18	51	96

Total unrealized gains on derivative and hedging activities, net	$244	$173	$136	$779	$796

(3)

Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for “Core Earnings” and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under “Core Earnings” and, as a result, such gains or losses are amortized into “Core Earnings” over the life of the hedged item.

(4)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income and positive amounts are added to “Core Earnings” net income to arrive at GAAP net income.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

Derivative accounting requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as “realized gains (losses) on derivative and hedging activities”) that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our “Core Earnings” presentation, these gains and losses are reclassified to the income statement line item of the economically hedged item. For our “Core Earnings” net interest margin, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to student loan interest income; and (b) reclassifying the net settlement amounts related to certain of our basis swaps to debt interest expense. The table below summarizes the realized losses on derivative and hedging activities and the associated reclassification on a “Core Earnings” basis.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(161)	$(164)	$(167)	$(650)	$(699)
Net settlement income on interest rate swaps reclassified to net interest income	10	11	9	37	42
Net realized gains on terminated derivative contracts reclassified to other income	—	—	—	—	—

Total reclassifications of realized losses on derivative and hedging activities	$(151)	$(153)	$(158)	$(613)	$(657)

Cumulative Impact of Derivative Accounting under GAAP compared to “Core Earnings”

As of December 31, 2015, derivative accounting has reduced GAAP equity by approximately $281 million as a result of cumulative net unrealized losses (after tax) recognized under GAAP, but not in “Core Earnings.” The following table rolls forward the cumulative impact to GAAP equity due to these unrealized after tax net losses related to derivative accounting.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Beginning impact of derivative accounting on GAAP equity	$(429)	$(443)	$(617)	$(553)	$(926)
Net impact of net unrealized gains (losses) under derivative accounting(1)	148	14	64	272	373

Ending impact of derivative accounting on GAAP equity	$(281)	$(429)	$(553)	$(281)	$(553)

(1)	Net impact of net unrealized gains (losses) under derivative accounting is composed of the following:

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Total pre-tax net impact of derivative accounting recognized in net income(a)	$186	$108	$98	$543	$573
Tax impact of derivative accounting adjustment recognized in net income	(69)	(38)	(36)	(211)	(195)
Change in unrealized gains (losses) on derivatives, net of tax recognized in other comprehensive income	31	(56)	2	(60)	(5)

Net impact of net unrealized gains (losses) under derivative accounting	$148	$14	$64	$272	$373

(a)	See “‘Core Earnings’ derivative adjustments” table above.

Hedging FFELP Loan Embedded Floor Income

Net Floor premiums received on Floor Income Contracts that have not been amortized into “Core Earnings” as of the respective period-ends are presented in the table below. These net premiums will be recognized in “Core Earnings” in future periods and are presented net of tax. As of December 31, 2015, the remaining amortization term of the net floor premiums was approximately 4.0 years for existing contracts. Historically, we have sold Floor Income Contracts on a periodic basis and depending upon market conditions and pricing, we may enter into additional Floor Income Contracts in the future. The balance of unamortized Floor Income Contracts will increase as we sell new contracts and decline due to the amortization of existing contracts.

In addition to using Floor Income Contracts, we also use pay fixed interest rate swaps to hedge the embedded Floor Income within FFELP Loans. These interest rate swaps qualify as GAAP hedges and are accounted for as cash flow hedges of variable rate debt. For GAAP, gains and losses on the effective portion of these hedges are recorded in accumulated other comprehensive income and gains and losses on the ineffective portion are recorded immediately to earnings. Hedged Floor Income from these cash flow hedges that has not been recognized into “Core Earnings” and GAAP as of the respective period-ends is presented in the table below. This hedged Floor Income will be recognized in “Core Earnings” and GAAP in future periods and is presented net of tax. As of December 31, 2015, the hedged period is from April 2016 through December 2019. Historically, we have used pay fixed interest rate swaps on a periodic basis to hedge embedded Floor Income and depending upon market conditions and pricing, we may enter into swaps in the future. The balance of unrecognized hedged Floor Income will increase as we enter into new swaps and decline as revenue is recognized.

(Dollars in millions)	December 31, 2015	September 30, 2015	December 31, 2014
Unamortized net Floor premiums (net of tax)	$(145)	$(183)	$(295)
Unrecognized hedged Floor Income related to pay fixed interest rate swaps (net of tax)	(342)	(342)	(320)

Total(1)	$(487)	$(525)	$(615)

(1)	$(773) million, $(833) million and $(974) million on a pre-tax basis as of December 31, 2015, September 30, 2015 and December 31, 2014, respectively.

3)	Goodwill and Acquired Intangible Assets: Our “Core Earnings” exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
“Core Earnings” goodwill and acquired intangible asset adjustments(1)	$(5)	$(3)	$(2)	$(12)	$(9)

(1)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income.

Financial Condition

This section provides additional information regarding the credit quality and performance indicators related to our Private Education Loan portfolio.

Private Education Loan Portfolio Performance

Private Education Loan Delinquencies and Forbearance — GAAP and “Core Earnings” Basis

	December 31, 2015		September 30, 2015		December 31, 2014
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$2,040		$2,335		$3,053
Loans in forbearance(2)	973		1,046		1,059
Loans in repayment and percentage of each status:
Loans current	22,731	92.8%	23,258	92.6%	24,761	91.9%
Loans delinquent 31-60 days(3)	577	2.4	589	2.4	734	2.7
Loans delinquent 61-90 days(3)	348	1.4	403	1.6	436	1.6
Loans delinquent greater than 90 days(3)	846	3.4	854	3.4	1,018	3.8

Total Private Education Loans in repayment	24,502	100%	25,104	100%	26,949	100%

Total Private Education Loans, gross	27,515		28,485		31,061
Private Education Loan unamortized discount	(531)		(549)		(594)

Total Private Education Loans	26,984		27,936		30,467
Private Education Loan receivable for partially charged-off loans	881		892		1,245
Private Education Loan allowance for losses	(1,471)		(1,505)		(1,916)

Private Education Loans, net	$26,394		$27,323		$29,796

Percentage of Private Education Loans in repayment		89.0%		88.1%		86.8%

Delinquencies as a percentage of Private Education Loans in repayment		7.2%		7.4%		8.1%

Loans in forbearance as a percentage of loans in repayment and forbearance		3.8%		4.0%		3.8%

Loans in repayment with more than 12 payments made		94.1%		93.8%		91.5%

Cosigner rate		64%		65%		64%

Average FICO		718		718		719

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

Allowance for Private Education Loan Losses — GAAP Basis

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Allowance at beginning of period	$1,505	$1,533	$1,959	$1,916	$2,097
Provision for Private Education Loan losses	110	117	128	538	588
Net adjustment resulting from the change in the charge-off rate(1)	—	—	—	(330)	—
Net charge-offs remaining(2)	(141)	(148)	(174)	(659)	(717)

Total net charge-offs	(141)	(148)	(174)	(989)	(717)
Reclassification of interest reserve(3)	2	3	3	11	17
Loans sales	(5)	—	—	(5)	—
Distribution of SLM BankCo	—	—	—	—	(69)

Allowance at end of period	$1,471	$1,505	$1,916	$1,471	$1,916

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(1)	2.3%	2.3%	2.5%	2.6%	2.5%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(1)	—%	—%	—%	1.3%	—%
Average coverage of net charge-offs, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(1)	2.6	2.6	2.8	2.2	2.7
Allowance as a percentage of the ending total loan balance	5.2%	5.1%	5.9%	5.2%	5.9%
Allowance as a percentage of ending loans in repayment	6.0%	6.0%	7.1%	6.0%	7.1%
Ending total loans(4)	$28,396	$29,377	$32,306	$28,396	$32,306
Average loans in repayment	$24,915	$25,546	$27,127	$25,802	$28,577
Ending loans in repayment	$24,502	$25,104	$26,949	$24,502	$26,949

(1)

In the second quarter of 2015, the portion of the loan amount charged off at default increased from 73 percent to 79 percent. This did not impact the provision for loan losses as previously this had been reserved through the allowance for loan losses. This change resulted in a $330 million reduction to the balance of the receivable for partially charged-off loans.

(2)

Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(3)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(4)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

Allowance for Private Education Loan Losses — “Core Earnings” Basis

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Allowance at beginning of period	$1,505	$1,533	$1,959	$1,916	$2,035
Provision for Private Education Loan losses	110	117	128	538	539
Net adjustment resulting from the change in the charge-off rate(1)	—	—	—	(330)	—
Net charge-offs remaining(2)	(141)	(148)	(174)	(659)	(717)

Total net charge-offs	(141)	(148)	(174)	(989)	(717)
Reclassification of interest reserve(3)	2	3	3	11	17
Loan sales	(5)	—	—	(5)	42

Allowance at end of period	$1,471	$1,505	$1,916	$1,471	$1,916

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(1)	2.3%	2.3%	2.5%	2.6%	2.6%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(1)	—%	—%	—%	1.3%	—%
Average coverage of net charge-offs, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(1)	2.6	2.6	2.8	2.2	2.7
Allowance as a percentage of the ending total loan balance	5.2%	5.1%	5.9%	5.2%	5.9%
Allowance as a percentage of ending loans in repayment	6.0%	6.0%	7.1%	6.0%	7.1%
Ending total loans(4)	$28,396	$29,377	$32,306	$28,396	$32,306
Average loans in repayment	$24,915	$25,546	$27,127	$25,802	$27,145
Ending loans in repayment	$24,502	$25,104	$26,949	$24,502	$26,949

(1)

In the second quarter of 2015, the portion of the loan amount charged off at default increased from 73 percent to 79 percent. This did not impact the provision for loan losses as previously this had been reserved through the allowance for loan losses. This change resulted in a $330 million reduction to the balance of the receivable for partially charged-off loans.

(2)

Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(3)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(4)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

In establishing the allowance for Private Education Loan losses as of December 31, 2015, we considered several factors with respect to our Private Education Loan portfolio. On a “Core Earnings” basis, total loans delinquent (as a percentage of loans in repayment) have decreased to 7.2 percent from 8.1 percent in the year-ago quarter. Loans greater than 90 days delinquent (as a percentage of loans in repayment) have decreased to 3.4 percent from 3.8 percent in the year-ago quarter. The “Core Earnings” charge-off rate decreased to 2.3 percent from 2.5 percent in the year-ago quarter. Loans in forbearance (as a percentage of loans in repayment and forbearance) remained at 3.8 percent for the both the current and year-ago quarters.

The Private Education Loan provision for loan losses on a “Core Earnings” basis was $110 million in the fourth quarter of 2015, down $18 million from the fourth quarter of 2014. This decrease in provision is primarily a result of the overall improvement in Private Education Loans’ credit quality, delinquency and charge-off trends leading to decreases in expected future charge-offs.

The Private Education Loan provision for loan losses on a “Core Earnings” basis was $538 million in the year ended December 31, 2015 compared with $539 million in the year-ago period. The provision remained relatively consistent with the prior year due to an increase in the amount of loans exiting deferment status in 2014 over prior years and those loans experiencing unfavorable credit trends compared to loans that exited deferment in prior years. This segment of borrowers returned to school during the recession, deferred payment on their existing loans, and exited deferment status in 2014. This issue resulted in the second-quarter 2015 provision being elevated at $191 million versus $110 million for fourth-quarter 2015, $117 million for third-quarter 2015 and $120 million for first-quarter 2015. The remainder of the portfolio continues to perform as expected and is experiencing positive credit trends.

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for Private Education Loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. The financial crisis, which began in 2007, impacted our collections on defaulted loans and as a result, Private Education Loans which defaulted from 2007 through March 31, 2015, experienced collection performance below our pre-financial crisis experience. As a result, until we gained enough data and experience to determine the long-term, post-default recovery rate of 21 percent in second-quarter 2015, we established a reserve for potential shortfalls in recoveries. In the second quarter of 2015, the portion of the loan amount charged off at default increased from 73 percent to 79 percent. This did not impact the provision for loan losses as previously this had been reserved through the allowance for loan losses. This change resulted in a $330 million reduction to the balance of the receivable for partially charged-off loans. We no longer expect to have significant periodic recovery shortfalls as a result of this change; however, it is possible we may continue to experience such shortfalls.

The following table summarizes the activity in the receivable for partially charged-off Private Education Loans (GAAP-basis and “Core Earnings”-basis are the same).

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Receivable at beginning of period	$892	$902	$1,253	$1,245	$1,313
Expected future recoveries of current period defaults(1)	36	38	58	183	233
Recoveries(2)	(47)	(48)	(48)	(198)	(215)
Net adjustment resulting from the change in the charge-off rate(3)	—	—	—	(330)	—
Net charge-offs remaining(3)	—	—	(18)	(19)	(86)

Total net charge-offs	—	—	(18)	(349)	(86)

Receivable at end of period	881	892	1,245	881	1,245
Allowance for estimated recovery shortfalls(4)	—	—	(385)	—	(385)

Net receivable at end of period	$881	$892	$860	$881	$860

(1)	Represents the difference between the defaulted loan balance and our estimate of the amount to be collected in the future.

(2)	Current period cash collections.

(3)

Prior to second-quarter 2015, charge-offs represent the current period recovery shortfall — the difference between what was expected to be collected and what was actually collected. In the second quarter of 2015, the portion of the loan amount charged off at default increased from 73 percent to 79 percent. This change resulted in a $330 million reduction to the balance of the receivable for partially charged-off loans. These amounts are included in total charge-offs as reported in the “Allowance for Private Education Loan Losses” table.

(4)

The allowance for estimated recovery shortfalls of the receivable for partially charged-off Private Education Loans is a component of the $1.9 billion overall allowance for Private Education Loan losses as of December 31, 2014. This component of the allowance was removed in the second quarter of 2015 due to the increase in the charge-off rate discussed above.

Liquidity and Capital Resources

We expect to fund our ongoing liquidity needs, including the repayment of $1.1 billion of senior unsecured notes that mature in the next twelve months, primarily through our current cash and investment portfolio, the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered student loan assets, and the distributions from our securitization trusts (including servicing fees which are priority payments within the trusts). We may also draw down on our secured FFELP Loan and Private Education Loan facilities, issue term asset-backed securities (“ABS”), enter into additional Private Education Loan ABS repurchase facilities, or issue additional unsecured debt.

We no longer originate Private Education Loans or FFELP Loans and therefore no longer have liquidity requirements for new originations, but we will continue to opportunistically purchase Private Education Loan and FFELP Loan portfolios from others.

Sources of Liquidity and Available Capacity

Ending Balances

(Dollars in millions)	December 31, 2015	September 30, 2015	December 31, 2014
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,598	$1,310	$1,449
Unencumbered FFELP Loans	1,005	1,175	1,909

Total GAAP and “Core Earnings” basis	$2,603	$2,485	$3,358

Average Balances

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,458	$1,473	$2,139	$1,546	$2,066
Unencumbered FFELP Loans	1,159	1,253	1,856	1,506	1,810

Total “Core Earnings” basis	2,617	2,726	3,995	3,052	3,876
SLM BankCo(1)	—	—	—	—	976

Total GAAP basis	$2,617	$2,726	$3,995	$3,052	$4,852

(1)	For the year ended December 31, 2014, includes $515 million of cash and $461 million of FFELP Loans.

Liquidity may also be available under secured credit facilities to the extent we have eligible collateral and capacity available. Maximum borrowing capacity under the FFELP Loan–other facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered FFELP Loans. As of December 31, 2015, September 30, 2015 and December 31, 2014, the maximum additional capacity under these facilities was $3.6 billion, $10.1 billion and $13.2 billion, respectively. For the three months ended December 31, 2015, September 30, 2015 and December 31, 2014, the average maximum additional capacity under these facilities was $8.8 billion, $11.0 billion and $14.0 billion, respectively. For the years ended December 31, 2015 and 2014, the average maximum additional capacity under these facilities was $11.2 billion and $12.2 billion, respectively. The $6.5 billion reduction in the maximum additional capacity between September 30, 2015 and December 31, 2015 primarily related to a $5.7 billion reduction in the availability under the facility with the Federal Home Loan Bank of Des Moines (“FHLB”). On December 22, 2015, we received notice from FHLB that availability under the facility would be reduced from approximately $10.7 billion to approximately $5 billion from December 22, 2015 to October 31, 2016, and to approximately $3.6 billion thereafter. In addition, in January 2016 we were informed this facility will mature in the first quarter of 2021. Borrowing under this facility will vary and is subject to the rules and regulations of the FHLB and their regulator and the availability of qualifying collateral.

In addition to the FFELP Loan–other facilities, liquidity may also be available from our Private Education Loan asset-backed commercial paper facility (“ABCP”). This facility provides liquidity for Private Education Loan acquisitions and for the refinancing of loans presently on our balance sheet or in other short-term facilities. The maximum capacity under this facility is $1 billion and it matures in June 2016. At December 31, 2015, the available capacity under this facility was $290 million. Borrowing under this facility will vary and is subject to the availability of qualifying collateral from unencumbered Private Education Loans.

At December 31, 2015, we had a total of $8.8 billion of unencumbered assets inclusive of those listed in the table above as sources of primary liquidity and exclusive of goodwill and acquired intangible assets. Total unencumbered student loans comprised $4.3 billion of our unencumbered assets of which $3.3 billion and $1.0 billion related to Private Education Loans and FFELP Loans, respectively. In addition, as of December 31, 2015, we had $11.3 billion of encumbered net assets in our various financing facilities (consolidated variable interest entities). See discussion below related to the repurchase facility used to generate liquidity in fourth-quarter 2015 from certain of these encumbered net assets.

In fourth-quarter 2015, we completed over $900 million of new financings which included a $550 million Private Education Loan ABS repurchase facility (“Repurchase Facility”) and a $359 million financing related to the securitization of non-traditional Private Education Loans. In addition, we sold $178 million of Private Education Loans which raised $157 million. The Repurchase Facility is collateralized by the Residual Interests (i.e., encumbered net assets) we retained in three Private Education Loan ABS previously issued. This is an example of how we can effectively finance previously encumbered assets to generate additional liquidity in addition to the unencumbered assets we traditionally have encumbered in the past. Additionally, this Repurchase Facility has a cost of funds lower than what our unsecured debt new issuance cost of funds would be.

For further discussion of our various sources of liquidity, our access to the ABS market, our asset-backed financing facilities, and our issuance of unsecured debt, see “Note 6 — Borrowings” in our Annual Report on Form 10-K for the year ended December 31, 2014.

The following table reconciles encumbered and unencumbered assets and their net impact on GAAP total tangible equity.

(Dollars in billions)	December 31, 2015	September 30, 2015	December 31, 2014
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$5.0	$5.0	$4.9
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	6.3	6.5	6.5
Tangible unencumbered assets(1)	8.8	9.9	12.4
Senior unsecured debt	(15.1)	(15.8)	(17.4)
Mark-to-market on unsecured hedged debt(2)	(.7)	(1.0)	(.9)
Other liabilities, net	(1.0)	(1.3)	(1.7)

Total tangible equity — GAAP Basis	$3.3	$3.3	$3.8

(1)	Excludes goodwill and acquired intangible assets.

(2)

At December 31, 2015, September 30, 2015 and December 31, 2014, there were $670 million, $881 million and $794 million, respectively, of net gains on derivatives hedging this debt in unencumbered assets, which partially offset these losses.